QuickLinks -- Click here to rapidly navigate through this document

FILED PURSUANT TO RULE 424(B)(2)
REG. STATEMENT NO. 333-99443

965,800 Shares

Nucotec, Inc.

Common Stock

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 3.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus relates to the resale by the selling stockholders of 965,800 shares of our common stock. The selling stockholders will sell the shares from time to time at $0.25 per share.

        No public market currently exists for the shares of common stock. In the event that our shares become quoted on the Over-the-Counter Bulletin Board system, non-affiliated selling stockholders may sell their shares at then-prevailing prices or in privately negotiated transactions. Our affiliated selling stockholders are deemed underwriters of this offering and must sell their shares at $0.25 for the duration of the offering.

        We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

        As you review this prospectus, you should carefully consider the matters described in "Risk Factors" beginning on page 2.

The date of this prospectus is February 12, 2003

TABLE OF CONTENTS

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as to the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the common stock.

PROSPECTUS SUMMARY	1
RISK FACTORS	3
USE OF PROCEEDS	6
DIVIDEND POLICY	6
CAPITALIZATION	6
SELECTED CONSOLIDATED FINANCIAL DATA	6
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	7
BUSINESS	11
MANAGEMENT	14
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	15
PRINCIPAL STOCKHOLDERS	16
DESCRIPTION OF CAPITAL STOCK	17
SELLING STOCKHOLDERS	18
PLAN OF DISTRIBUTION	19
SHARES ELIGIBLE FOR FUTURE SALE	19
LEGAL MATTERS	20
EXPERTS	20
WHERE YOU CAN FIND MORE INFORMATION ABOUT NUCOTEC, INC.	20
INFORMATION NOT REQUIRED IN PROSPECTUS	II-1

i

PROSPECTUS SUMMARY

        This summary highlights selected information in this prospectus. To better understand this offering, and for a more complete description of the offering, you should read this entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements, which are included elsewhere in this prospectus.

The Company

        We were incorporated in Nevada on October 8, 2001 in order to serve as a holding company for Salty's Warehouse, Inc. Our principal executive offices are located at 1080 S.E. 3rd Avenue, Ft. Lauderdale, Florida 33480, and our telephone number is (954) 356-8111

        We operate Salty's Warehouse, Inc. as our majority-owned subsidiary. Salty's Warehouse, Inc. is located at 1080 Southeast 3rd Avenue, Fort Lauderdale, FL 33316 and sells name brand consumer products, with a focus on consumer electronics equipment, over the Internet though its web site, www.saltyswarehouse.com. Salty's Warehouse, Inc. was incorporated in Florida on July 16, 1998

The Offering

Shares offered by the selling stockholders.	965,800
Common stock outstanding	6,076,000
Use of proceeds	The selling stockholders will receive the net proceeds from the sale of shares. We will receive none of the proceeds from the sale of shares offered by this prospectus.
Sale by non-affiliated stockholders
Non-affiliated selling stockholders must sell their shares at $0.25 per share until such time if and when our shares become quoted on the Over-the-Counter Bulletin Board system, after which they may sell their shares at then-prevailing prices. See "Plan of Distribution."
Sale by affiliated stockholders
Some of the selling stockholders are our affiliates and are deemed underwriters of this offering. They must sell their shares at $0.25 per share for the duration of the offering. See "Plan of Distribution."

Additional Information

        In this prospectus, the terms "Nucotec" "we," "us," and "our" refer to Nucotec, Inc., a Nevada corporation, and, unless the context otherwise requires, "common stock" refers to the common stock, par value $.001 per share, of Nucotec, Inc.

Summary Financial Data

        The following table sets forth our summary consolidated financial data. This information should be read in conjunction with the financial statements and the notes to those financial statements appearing elsewhere in this prospectus.

	Nine Months Ended September 30, 2002	For the Year Ended December 31, 2001
	(unaudited)	(audited)
Statement of Operations Data
Net revenue	$4,944	$14,834
Operating costs and expenses:	$36,475	$10,425
Net income (loss)	$(31,531)	$4,409
Loss per share:
Basic and diluted earning per share	$(0.01)	$0.00
Basic and diluted weighted average shares	6,076,000	2,219,000

	Nine Months Ended September 30, 2002	As of December 31, 2001
	(unaudited)	(audited)
Balance Sheet Data:
Total current assets	$2,048	$30,495
Current liabilities	$7,004	$3,920
Total stockholders' equity/(deficit)	$(4,956)	$26,575

RISK FACTORS

        This offering and an investment in our common stock involve a high degree of risk. You should consider carefully the risks described below, which are the most significant risks we face based on our business and the industry in which we operate, before you decide to buy our common stock. If any of the following risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the trading price of our common stock could decline, and you could lose all or part of your investment.

        We have a limited operating history and your investment in our company is subject to the risks and uncertainties of a development-stage company. These risks may cause the value of your investment to decline.

        We were founded on October 8, 2001. Our subsidiary, Salty's Warehouse, was incorporated on July 16, 1998. Our business and prospects must be considered in light of the risks and uncertainties frequently encountered by companies in their early stages of development. These risks are further amplified by the fact that we are operating largely in the highly competitive consumer electronics market. These risks and uncertainties include the following:

  •
  Our business model and strategy are still evolving and are continually being reviewed and revised;

  •
  We may not be able to successfully implement our business model and strategy; and

  •
  We face substantial competition from established companies (see "Business—Competition").

        We cannot be sure that we will be successful in meeting these challenges and addressing these risks and uncertainties. If we are unable to do so, our business will not be successful and the value of your investment in Nucotec will decline.

        We have never been profitable and expect to incur future losses and experience negative cash flow for the foreseeable future. This may lead to a lack of liquidity, causing our business to fail and your investment to decline in value.

        We have incurred a net loss of $31,531 for the nine months ended September 30, 2002, and we expect to incur losses throughout our fiscal year ending December 31, 2002. As a result, we will need to generate significant revenues to achieve profitability. If our revenues grow more slowly than we anticipate, or if our operating expenses exceed our expectations, we will continue to generate losses. We also expect to continue to experience negative cash flow through the rest of 2002 as we continue to operate Salty's Warehouse. As a result, we depend on timely collection of our accounts receivable to fund our operations and may need to seek access to credit facilities. If we experience a delay in the collection of our accounts receivable or are unable to access sufficient credit, we may not be able to take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which could severely harm our ability to conduct business and achieve profitability and causing your investment to decline in value. Currently, we do not have any arrangements with credit facilities and there is no guarantee that we will be able to access credit should we need to do so.

        Our officers and directors work on our behalf only on a part-time basis. Because they do not devote their full time and attention to the Company this may negatively impact our business operations.

        Our officers and directors devote only approximately five to ten hours a week working on our behalf. Therefore they are not devoting their full time and attention to managing and expanding our operations. This may cause us to miss business opportunities that we would otherwise be able to take advantage of.

        Salty's Warehouse is solely dependent on the hosting of its website by Yahoo Stores. Any discontinuation or interruption of service by Yahoo Stores would significantly harm our business.

        Our online store is hosted by Yahoo Stores. Should Yahoo Stores discontinue operations, or discontinue hosting our online store for any reason, we would be unable to make any sales or generate any revenues until we were able to reestablish our store with a different Internet commerce hosting service and there is no guarantee that we would be able to find such alternative hosting service. Additionally, and interruptions in services by Yahoo Stores will prevent any sales by our online store for the duration of the interruption, costing us any revenues we would have made during that time.

        Salty's Warehouse is subject to intense competition, and we may not be able to compete causing us to lose customers.

        We face intense competition in selling consumer electronics and other name brand consumer products over the Internet, both from other Internet retailers and from "bricks and mortar" retailers. Many of these competitors are larger, better known, and have significantly more resources than we do. Our failure to compete with our competitors on the basis of price or service could significantly harm our business. See "Business—Competition."

        We do not have a lease on our office space and Salty's Warehouse office and storage space, and if we lose this office and storage space it will significantly disrupt our operations.

        Our offices and the offices and storage space of our subsidiary, Salty's Warehouse, are furnished to us on a rent-free basis by Hudson Capital Group of which Steven W. Hudson, our Secretary and a member of the Board of Directors, is a principal. We only have a temporary verbal lease, revocable at any time, from Hudson Capital Group to use this office space. That lease could be revoked at any time for any reason and if that lease is revoked, we will have to find an alternative office and storage space. This would significantly disrupt our operations as well as require additional operating capital that we may not have available. We would not be able to operate our business without adequate office and storage space.

        Our revenues have been dropping precipitously and if they continue to drop our business may fail and you may lose all or part of your investment.

        Our net revenue for the nine months ended September 30, 2002 was only $4,944 compared to our net revenue of $12,343 for the first nine months ended September 30, 2001. Management of the Company believes that this decrease is due to a slower economy and increasingly competitive market conditions. If we are unable to decrease this decline in our revenues, our business may fail, causing you to lose all or part of your investment.

        Unless a public market develops for our common stock, you may not be able to sell your shares.

        There has been no public market for our common stock. There can be no assurance, moreover, that an active trading market will ever develop or, if developed, that it will be maintained. Failure to develop or maintain an active trading market could negatively affect the price of our securities, and you may be unable to sell your shares.

        If our stock does become publicly traded, we will likely be subject to the penny stock rules.

        Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The rules require that a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the liquidity of penny stocks. If our securities become subject to the penny stock rules, investors in the offering may find it more difficult to sell their securities. (See "Plan of Distribution.")

        We may not qualify for Over-the-Counter Electronic Bulletin Board Quotation, and therefore you may be unable to sell your shares.

        Upon completion of this offering, we will attempt to have our common stock quoted on the Over-the-Counter Electronic Bulletin Board ("OTCBB" or "Bulletin Board"). OTCBB eligible securities include securities not listed on NASDAQ or a registered national securities in the U.S. and that are also required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, and the company must be current in meeting its periodic securities reporting obligations. If for any reason, however, any of our securities are not eligible for initial or continued quotation on the Bulletin Board or an active public trading market does not develop, purchasers of the shares may have difficulty selling their securities should they desire to do so. If we are unable to satisfy the requirements for quotation on the Bulletin Board, any trading in our common stock would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the securities offered hereby. The above-described rules may materially adversely affect the liquidity of the market for our securities. (See "Plan of Distribution.")

        The sale or availability for sale of substantial amounts of our shares of common stock could cause our stock price to decline.

        If our stockholders sell a substantial number of their shares of our common stock pursuant to this offering, or the public market perceives that these sales may occur, the market price of our common stock could decline.

Special Note Regarding Forward-Looking Statements

        Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms by other comparable terminology.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the stockholders' shares offered by this prospectus. All proceeds from the sale of the stockholders' shares will be for the account of the selling stockholders.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our capital stock. We currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future.

CAPITALIZATION

        The following table sets forth our capitalization as of September 30, 2002:

        You should read this table with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Capital Stock" and the financial statements and the related notes.

As of September 30, 2002
(unaudited)
Stockholders' deficit:
Common stock, $.001 par value, 10,000,000 shares authorized, 6,076,000 issued	$6,076
Additional paid-in capital	$17,424
Total stockholders' deficit	$(4,956)
Total capitalization	$(4,956)

        The total number of outstanding shares of our common stock as of the date of this prospectus is 6,076,000.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected statement of operations consolidated data were derived from our financial statements and notes thereto included later in this prospectus which are audited and our unaudited financial statements and notes thereto of September 30, 2002. In our opinion, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the financial position and results of operations for each of the periods presented in our audited financial statements. Historical results are not necessarily indicative of results that may be expected for any future period. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited financial statements, including the related footnotes.

	Nine Months Ended September 30, 2002	For the Year Ended December 31, 2001
	(unaudited)	(audited)
Statement of Operations Data
Net revenue	$4,944	$14,834
Operating costs and expenses:	$36,475	$10,425
Net income (loss)	$(31,531)	$4,409
Loss per share:
Basic and diluted earning per share	$(0.01)	$0.00
Basic and diluted weighted average shares	6,076,000	2,219,000

	Nine Months Ended September 30, 2002	As of December 31, 2001
	(unaudited)	(audited)
Balance Sheet Data:
Total current assets	$2,048	$30,495
Current liabilities	$7,004	$3,920
Total stockholders' equity/(deficit)	$(4,956)	$26,575

MANAGEMENT'S DISCUSSION AND ANALYSIS OFFINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations together with "Selected Financial Data" and our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those presented under "Risk Factors" on page 2 and elsewhere in this prospectus.

Overview

        Nucotec, Inc was incorporated in Nevada on October 8, 2001 in order to serve as a holding company for Salty's Warehouse, Inc, which sells consumer electronics products and other name brand consumer products over the Internet.

Results of Operations

        You should read the selected financial data set forth below along with "Management's Discussion and Analysis" and our financial statements and the related notes. We have derived the financial data from our audited and unaudited financial statements. We believe the financial data shown in the table below include all adjustments consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of such information. Operating results for the period are not necessarily indicative of the results that may be expected in the future.

	Nine months ended September 30, 2002	Nine months ended September 30, 2001	For the year ended December 31, 2001	For the year ended December 31, 2000
	(unaudited)	(unaudited)	(audited)	(audited)
Net revenue	$4,944	$12,343	$14,834	$9,079
Net income (loss)	$(31,531)	$6,845	$4,409	$2,070
Net income (loss) per share	$(0.01)	$0.01	$0.00	$0.00

	Nine Months Ended September 30, 2002	For the Year Ended December 31, 2001
	(unaudited)	(audited)
Balance Sheet Data
Total assets	$2,048	$30,495
Total liabilities	$7,004	$3,920
Stockholders' equity/(deficit)	$(4,956)	$26,575

        On May 10, 2002, Nucotec entered into a Plan of Reorganization, whereby, Nucotec acquired 80% of the outstanding common stock of Salty's Warehouse (see a discussion of this transaction under "Business"). This business combination has been accounted for in a manner similar to pooling of interest, whereby the carrying value of the net assets of Salty's Warehouse was transferred to Nucotec, pursuant to FASB 141—"Business Combinations." The accompanying consolidated financial statements have been restated to present the financial information of the combined entities as of the beginning of the earliest period presented. All significant intercompany accounts and transactions have been eliminated in consolidation.

Results of Operations for the Nine Months Ended September 30, 2002 Compared to the Nine Months Ended September 30, 2001 (Unaudited).

        REVENUE. Our net revenue amounted to $4,944 for the nine months ended September 30, 2002 compared to $12,343 for the nine months ended September 30, 2001. All revenues were from the sale of products on the Salty's Warehouse web site. This drastic decrease in our revenues is primarily the result of a slowing economy and the competitive environment in which we operate. While we believe that revenues will eventually increase, there can be absolutely no assurance that we will achieve profitability or any other results expressed or implied in any forward looking statements.

        Our net revenue is net of the wholesale price and shipping charges paid by Salty's Warehouse to its suppliers for products sold on the web site. In the beginning of 2002, Yahoo! started charging Salty's Warehouse a half percent transaction based fee for every product sold over the web site, further increasing these costs netted against revenues.

        OPERATING EXPENSES. Our total operating expenses for the nine months ended September 30, 2002 were $36,475 compared to $5,498 for the same period in the prior year. Expenses consisted primarily of general operating expenses and professional fees. The increase in operating expenses is mostly attributable to increased legal and accounting expenses incurred in connection with this offering.

        NET LOSS. We had a net loss of $31,531 or basic and diluted net loss per common share of $0.01 for the nine months ended September 30, 2002 compared to a net income of $6,845 or basic and diluted net income per common share of $0.01 for the same period in the prior year. Our net loss in the current period is a result of declining sales in a slow economy and increased operating expenses as discussed above.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2001 COMPARED TO THE YEAR ENDED DECEMBER 31, 2000 (AUDITED).

        REVENUE. Our net revenue amounted to $14,834 for the year ended December 31, 2001 compared to $9,079 for the year ended December 31, 2000. All revenues were from the sale of products on the Salty's Warehouse web site. Our management believes that the increase in net sales from 2000 and 2001 was primarily due to the better economic conditions prevailing before the terrorist attacks in September 2001 and these results do not reflect the current economic conditions facing the company.

        OPERATING EXPENSES. Our total operating expenses for the year ended December 31, 2001 were $10,425 compared to $7,009 for the year ended December 31, 2000. Expenses consisted primarily of general operating expenses and professional fees. The increase in general operating expenses from 2000 to 2001 is mostly due to legal fees incurred in 2001 in connection with the formation of Nucotec and Nucotec's private placement of securities.

        NET INCOME. We had a net income of $4,409 or basic and diluted net income per common share of $0.00 for the year ended December 31, 2001 compared to a net income of $2,070 or basic and diluted net income per common share of $0.00 for the year ended December 31, 2000.

Liquidity And Capital Resources

        As of September 30, 2002, we had a net working capital deficit of $4,956 as compared with $8,468 at September 30, 2001. As of December 31, 2001, we had a working capital of $26,575 as compared with $1,666 at December 31, 2000. In the fourth quarter of 2001, we raised $16,000 by selling 64,000 shares of our common stock to 30 accredited investors.

        On October 18, 2002, we borrowed $15,000 from our management, pursuant to promissory notes requiring us to repay the principal and interest accrued at the rate of 10% on October 18, 2003 (See "Certain Relationships and Related Transactions").

        Net cash used for operating activities was $28,533 for the nine months ended September 30, 2002 compared to net cash provided by operating activities of $5,822 for the nine months ended September 30, 2001. Net cash provided by operating activities was $4,342 for the year ended December 31, 2001 compared to $1,991 for the year ended December 31, 2000.

        Salty's Warehouse generally does not hold in inventory the products we sell (See "Business"). Net revenue as an agent from the sale of products (consisting primarily of automobile electronic equipment, home electronics, computer accessories and supplies) are recognized when title to the products are transferred to the customer (product shipment) and only when no further contingencies or material performance obligations are warranted and, thereby, have earned the right to receive and retain reasonably assured payments. At the time a customer orders a product on our web site, the customer pays for the product by credit card. If the credit card is Visa or Mastercard we usually receive the funds within twenty-four hours. However if the credit card is American Express or Discover, we receive the funds as part of an aggregated payment from the respective credit card company once a month. The supplier invoices us when the product is actually shipped on terms requiring us to pay within 30 days. So in most transactions, we will have already received payment from the customer before we must pay the supplier for the product that this customer has ordered. Therefore, we do not have any significant requirements for capital to fund replenishing inventory.

        The only internal sources of liquidity that we have are our bank accounts and the future revenues we receive from the sale of products on our web site. Our only external source of liquidity is loans from our management. We do not have any material commitments for capital expenditures.

        Due to numerous economic and competitive risks, any or all of which may have a material adverse impact upon our operations, there can be no assurance that we will be able to successfully generate significant revenues or achieve a level of profits which will permit us to stay in business. However, we believe cash generated from net revenues, together with the $15,000 loaned to us by management, will be sufficient to fund all or our general and administrative expenses for the next twelve months.

Fluctuations in Operating Results; Seasonality

        Annual and quarterly fluctuations in our results of operations may be caused by the timing and quantity of orders from our customers. Our future results also may be affected by a number of factors, including our ability to offer our services and applications at competitive prices and to anticipate customer demands. Our results may also be affected by economic conditions in the geographical areas in which we operate. All of the foregoing may result in substantial unanticipated quarterly earnings shortfalls or losses. Due to all of the foregoing, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indicative of future performance.

Inflation

        We believe that our revenue and results of operations have not been significantly impacted by inflation since we began operations.

BUSINESS

        Nucotec owns 80% of Salty's Warehouse. Other than its ownership of Salty's Warehouse, Nucotec has no other business operations.

Salty's Warehouse

        Salty's Warehouse, Inc. was incorporated in Florida on July 16, 1998 and is engaged in selling name brand consumer products over the Internet. Salty's Warehouse focuses on selling consumer electronics and audio-video equipment such as speakers, amplifiers, and tuners, although Salty's Warehouse also sells assorted other goods such as watches, sunglasses and sports games. Some of the brand names currently offered by Salty's Warehouse include: Compaq®, Revo®, MB Quart®, Kicker®, Poly Planar®, Sony®, Panasonic®, Harman Kardon®, Panamax®, Seiko® and Movado®.

        On May 10, 2002, two of the Salty's Warehouse founders, Steve Hudson and Earl Shannon owned 100% of the outstanding stock of Salty's Warehouse and sold 80% of this outstanding stock to Nucotec, through a Plan of Reorganization and Acquisition. As consideration for their shares, Steve Hudson and Earl Shannon each received 456,000 Nucotec shares, representing 15% of the outstanding shares of the company on a fully diluted basis. The agreement also provided for Steve Hudson and Earl Shannon to each retain 10% of Salty's outstanding shares.

        In addition to serving as our President and as one of our directors, Earl Shannon is the President, Secretary, Treasurer and sole director of Salty's. Steve Hudson is our Secretary and one of our directors.

Marketing and Distribution

        Salty's Warehouse sells its products over the Internet. Salty's Warehouse is hosted by Yahoo!® Store.

        With the exception of its inclusion on the Yahoo Shopping directory, Salty's does not spend money on advertising, but instead relies on customer referrals and Internet search engine search results.

        Our management believes that satisfied customers of the may refer new customers to Salty's through direct referral or by posting on message boards. Additionally, our management believes that Salty's five star rating with Yahoo Stores may be attractive to new customers (See "Competition").

        At no cost to Salty's Warehouse, the Salty's Warehouse web site is listed by a number of the Internet search engines and directories, including Yahoo, Yahoo Store, Yahoo Shopping, Google, Hotbot, Altavista, Dogpile, Overture, and Fastsearch.

        Salty's Warehouse does not own or store the items in listed for sale on its web site in inventory. Rather, all items are held in stock from the suppliers we purchase them from. When we receive an order for a product, we fax it to the supplier that is providing this product on our behalf. This supplier ships the product directly to the ordering customer and invoices us at the time of shipment with 30 day terms. We obtain products through relationships with suppliers or we seek suppliers based on customer inquiries regarding specific products.

        The hosting of our website by Yahoo!® Store is subject to a ongoing month-to-month merchant service agreement between Salty's Warehouse and Yahoo! Store. This agreement requires Salty's Warehouse to pay Yahoo!® Store a hosting fee in the amount of $49.95 per month, a monthly insertion fee in the amount of $0.10 for every product we make available for sale, a monthly transaction fee equal to 0.5% of total revenue generated and a monthly revenue share fee equal to 3.5% of revenue generated from any transactions stemming from traffic coming from the Yahoo!® Shopping directory on the www.yahoo.com web site.

        In addition to the consumer goods, Salty's Warehouse, in cooperation with International Yacht Collection, is offering for sale on its web site a $7,800,000 yacht. International Yacht Collection is the selling broker of this yacht and in the event that it sells through Salty's Warehouse, Salty's Warehouse will receive 1.25% of the selling price. In the future, Salty's may offer for sale on its web site other yachts and products of International Yacht Collection on a similar basis through a written agreement which is terminable upon 30 days' prior notice by either party. International Yacht Collection is a yacht brokerage company owned by Harris W. Hudson, who is one of our stockholders and the father of our Secretary and director, Steven W. Hudson. Also, Steven W. Hudson's parents are the owners of the yacht. See "Certain Relationships and Related Transactions."

Security Measures

        Salty's Warehouse has not implemented any technical measures on its web site to safeguard the data of its customers other than those provided by Yahoo Stores as part of its hosting service for the Salty's Warehouse website.

Privacy Policy

        Salty's Warehouse has adopted a privacy policy, posted on its web site, that it will not share personal information collected from its customers with outside parties except to the extent necessary to complete an order.

Principal Suppliers

        Our principal suppliers are Sawgrass Distributors, Inc., Esha, Inc., and U.S. Imaging Solutions. We do not have any written agreements with them. These suppliers ship products purchased on our web site directly to our purchasers.

Intellectual Property

        On April 2, 2002, Salty's Warehouse filed a trademark application for "Salty's Warehouse," Serial Number 76234037, with the U.S. Patent and Trademark Office but there is no guarantee that this trademark will be registered with the U.S. Patent and Trademark Office. At this time, neither Nucotec nor Salty's Warehouse has any other trademark, copyright or patent protection. In the event Salty's Warehouse is unable to acquire the trademark, "Salty's Warehouse,' Salty's Warehouse will find it difficult to enforce any claim to exclusive use of this term and making it possible for competitors to use it.

Competition

        Although Salty's Warehouse faces intense competition from numerous other Internet retailers, we believe that Salty's Warehouse can compete on the basis of quality of service and providing products at low prices.

        We believe that Salty's Warehouse can compete on the basis of quality service by having its suppliers timely ship ordered products, by quickly and courteously responding to any customer inquiries or complaints, and by selling products with which customers will be satisfied. Salty's Warehouse enjoys a five star customer service rating with Yahoo!®. This means that Salty's Warehouse participates in the Yahoo!® Customer Rating Program, and that customers who have ordered from Salty's Warehouse have given it high ratings.

        We believe that Salty's Warehouse can compete on the basis of price by keeping prices down. Because Salty's Warehouse does not maintain an inventory and has its suppliers ship products directly to customers, Salty's Warehouse has a low overhead relative to many other stores allowing it keep its prices low.

        However, many of Salty's Warehouse's competitors are substantially larger, better financed and have superior resources compared to Salty's Warehouse. Therefore, there is no guarantee that Salty's Warehouse will be able to successfully compete with them.

        Salty's Warehouse has numerous competitors. Some of Salty's Warehouse's competitors are large companies selling a large variety of products, including products that compete with Salty's Warehouse both on the Internet and through "bricks and mortar" stores. Competitors in this category include Costco, Target, Kmart, Sears and Walmart.

        Salty's Warehouse also faces competition from and companies specializing in selling consumer electronic products, both on the Internet and through bricks and mortars stores. Competitors in this category include Radio Shack, Circuit City and Best Buy.

        Another category of competitors is companies that sell competing products only online, such as Overstock.com, Amazon.com, and Audio Direct.

Facilities and Equipment

        Our offices as well as the offices and storage space of Salty's Warehouse encompass 800 square feet located in a downtown Ft. Lauderdale, Florida in a building owned by Hudson Capital Group. Our management believes these premises are in good condition. Hudson Capital Group allows us to use this space free of charge. Although the Hudson Capital Group can revoke our right to use this space at any time, we have been informed by its principal, Steven Hudson, that the Hudson Capital Group intends to allow us to continue using the space free of charge for the foreseeable future. However, should we be evicted from the space, we would need to relocate to new facilities and may lack the funds to do this.

Employees

        As of the date of this prospectus, we had a total of three employees and Salty's Warehouse had a total of two employees. If necessary, we hire seasonal workers on an as-needed basis.

Litigation

        To the best knowledge of management, there are no litigation matters pending or threatened against us or Salty's Warehouse.

MANAGEMENT

Directors and Executive Officers

        Our directors and officers as of the date of this prospectus are as follows:

Name	Age	Position
Earl T. Shannon	35	President, Director
Steven W. Hudson	33	Secretary, Director
Scott W. Bodenweber	31	Chief Financial Officer, Director

        Earl T. Shannon, President, Director.    Mr. Shannon has been an Officer and Director of both Nucotec and Salty's Warehouse since the inception of each company. Additionally, Mr. Shannon was an Officer and Director of PageActive Holdings, Inc. from June 8, 1999 to July 11, 2001, during which time PageActive Holdings, Inc. was a "blank check company"—a development stage company that has no specific business plan or purpose or has indicated its business plan is to engage in a merger or acquisition with an unidentified company or companies.(1) From January 1997 and continuing through the present, Mr. Shannon has been the President of Winthrop Venture Management, Inc., an investment management company based in Fort Lauderdale, Florida. Winthrop Venture Management, Inc. currently owns approximately 37.8% of our outstanding common stock. Winthrop Venture Management, Inc. is also the General Partner of the Winthrop Venture Fund, Ltd., a private investment fund.

(1)
None of our officers and directors have been involved in any other blank check companies.

        Steven W. Hudson, Secretary, Director.    Mr. Hudson has been an Officer and Director of Nucotec since its inception. Mr. Hudson has served as Vice President of Salty's Warehouse since March 15, 1999. Additionally, Mr. Hudson has served as President and CEO of International Yacht Collection since May 1999. International Yacht Construction specializes in new construction, brokerage, charter, crew placement and yacht management for vessels 80 feet long and over. Since June 1997, Mr. Hudson also has served as President and CEO of Hudson Capital Group, a private investment firm. From August 1995 through May 1999, Mr. Hudson served as Division Vice President for Republic Services, Inc., a leading provider of environmental services for commercial, industrial, municipal and residential customers. From September 1991 through August 1995, Mr. Hudson held various positions with Hudson Management Corp, a holding company for several solid waste services companies located in Florida. Mr. Hudson graduated from Southern Methodist University with a Bachelor of Arts degree in Business Economics.

        Scott W. Bodenweber, Chief Financial Officer, Director.    Mr. Bodenweber has been an Officer and Director of Nucotec since its inception. From June 1997 and continuing through the present, Mr. Bodenweber has been the Controller of Hudson Capital Group, an investment firm in Fort Lauderdale, FL. From February 1995 through May 1997, he was employed with Keefe, McCullough & Co., a CPA firm in Ft Lauderdale, FL. Mr. Bodenweber graduated from Florida State University in 1994 with Bachelor of Science Degrees in both Accounting and Finance. He is a licensed Certified Public Accountant in the State of Florida.

Time Devoted to Company

        Each of our officers and directors spend approximately five to ten hours on an as-needed basis handling our business operations. Each officer and director is responsible for attending a weekly sales meeting lasting one to two hours.

Executive Compensation

        The following table sets forth the total compensation earned by or paid to our Chief Executive Officer and our other most highly compensated executive officers for the fiscal year ended December 31, 2001.

					LONG TERM COMPENSATION
		ANNUAL COMPENSATION			Awards		Payouts
	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Awards Stock ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
Earl T. Shannon, President	2001	$0	$0	$0	$0	0	$0	$0
Steven W. Hudson, Secretary	2001	$0	$0	$0	$0	0	$0	$0
Scott W. Bodenweber, CFO	2001	$0	$0	$0	$0	0	$0	$0

        None of our officers or directors are currently receiving any compensation for their services. We have not issued any options or SAR grants since our inception.

Indemnification of Directors and Officers

        The laws of the State of Nevada and Nucotec's Bylaws provide for indemnification of the Nuctotec's directors for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Nucotec, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Nucotec has been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        On May 1, 2002, Salty's Warehouse bought back 10 shares of Salty's Warehouse each from Mark Shannon and Ronald Shannon for $30 per share, counting $290 in paid-in capital by each of them. At the time of this transaction, these shares represented 20% of the outstanding shares of Salty's Warehouse. These shares were cancelled by Salty's Warehouse.

        Earl T. Shannon, Steven W. Hudson, Mark R. Shannon, Ronald J. Shannon are promoters of Salty's Warehouse as defined by the Securities and Exchange Commission. The only items of value received by them from Salty's Warehouse is the stock they were issued by Salty's and any consideration they have received from sales of this stock. On July 16, 1998, Earl T. Shannon, Mark R. Shannon and Ronald Shannon each received 33.333 shares, representing in the aggregate 100% of Salty's Warehouse at par value for services rendered. The determination of the value of their services, was made by Earl T. Shannon, Mark R. Shannon and Ronald Shannon as the shareholders of Salty's Warehouse. On March 15, 1999, they redistributed this stock such that Earl T. Shannon and Steven W. Hudson each received 40 shares and Mark R. Shannon and Ronald J. Shannon each received 10 shares. Subsequently Mark R. Shannon and Ronald J. Shannon each sold all of their shares back to Salty's Warehouse for $30 per share and Earl T. Shannon and Steven W. Hudson sold 80% of their shares to Nucotec in return for 456,000 Nucotec shares, representing 15% of the outstanding shares of Nucotec on a fully diluted basis

        On May 10, 2002, we acquired an 80% interest in Salty's Warehouse from Earl T. Shannon and Steven W. Hudson. In return, Earl T. Shannon and Steven W. Hudson each received 456,000 shares our common stock, which in the aggregate was equal to 15% of our outstanding shares on a fully diluted basis. See a discussion of this transaction under "Business." Earl T. Shannon is our President and one of our directors. Steven W. Hudson is our Secretary and one of our directors.

        Steven W. Hudson is a principal of Hudson Capital Group, which furnishes us with office space and storage space on a rent-free basis.

        On October 18, 2002, we borrowed $15,000 from Earl T. Shannon and Steven W. Hudson, pursuant to promissory notes requiring us to repay the principal and interest accrued at the rate of 10% on October 18, 2003.

        On its web site, Salty's Warehouse advertises for sale a $7,800,000 yacht. International Yacht Collection, a yacht brokerage company, is the listing broker of this yacht. If the yacht sells through Salty's Warehouse, Salty's Warehouse will receive 1.25% of the selling price and International Yacht Collection will receive between 1%-6% of the selling price, dependant upon whether the yacht is sold by an International Yacht Collection agent, in which case International Yacht Collection will receive 3%-6% or by another unaffiliated agent, in which case International Yacht Collection will receive 1%-3%. In the future, Salty's Warehouse may offer for sale other products of International Yacht Collection on a similar basis. International Yacht Collection is owned by Harris W. Hudson, who is one of our stockholders as well as the father of our Secretary and director, Steven W. Hudson. The yacht is owned by Steven W. Hudson's parents. Additionally, Steven W. Hudson is the President and CEO of International Yacht Collection. Steven W. Hudson has advised the Company that he will not be personally receiving any commission from the sale of the yacht.

PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information regarding our shares of outstanding common stock beneficially owned as of the date of this prospectus by (i) each of our directors and executive officers, (ii) all directors and executive officers as a group, and (iii) each other person who is known by us to own beneficially more than 5% of our Common Stock.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this prospectus, are deemed beneficially owned and outstanding for computing the percentage of the person holding such securities, but are not considered outstanding for computing the percentage of any other person.

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership	Percent Ownership Prior to Offering	Percent Ownership at Completion of Offering(1)
Scott W. Bodenweber C/o Nucotec, Inc. 1080 S.E. 3rd Ave. Ft Lauderdale, FL 33316	516,000(2)	8.5%	7.1%
Steven W. Hudson C/o Nucotec, Inc. 1080 S.E. 3rd Ave. Ft Lauderdale, FL 33316	2,759,000(3)	45.4%	38.5%
Earl T. Shannon C/o Nucotec, Inc. 1080 S.E. 3rd Ave. Ft Lauderdale, FL 33316	2,759,000(4)	45.4%	38.5%
All directors and executive officers as a group (3 individuals)	6,034,000	99.3%	84.1%

(1)
Assumes all share included in this prospectus for sale by selling stockholders are sold.

(2)
Includes shares held in the name of Briland Properties, Inc., Mustang Properties, Inc., and Dunmore Properties, Ltd.

(3)
Includes shares held in the name of Lady Jean Charters, Inc., Briland Properties, Inc., Mustang Properties, Inc., and Dunmore Properties, Ltd.

(4)
Includes shares held in the name of Winthrop Venture Management, Inc., Alpine Mercantile, Inc., ESHA, Inc., and Don Marcos Trading Company.

DESCRIPTION OF CAPITAL STOCK

        We are authorized to issue 10,000,000 shares of common stock, $.001 par value per share. The following is a summary of certain provisions of our capital stock, certificate of incorporation and bylaws.

Common Stock

        As of the date of this prospectus, there are 6,076,000 shares of common stock outstanding, which are held of record by 35 stockholders.

        The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

SELLING STOCKHOLDERS

        All of our shares of common stock offered under prospectus may be sold by the holders. We will not receive any of the proceeds from sales of shares offered under this prospectus

        All costs, expenses and fees in connection with the registration of the selling stockholders' shares will be borne by us. All brokerage commissions, if any attributable to the sale of shares by selling stockholders will be borne by such holders.

        The selling stockholders are offering a total of 965,800 shares of our stock common stock. The selling stockholders are not affiliated with broker-dealers. The following table sets forth:

  a.
  the name of each person who is a selling stockholder;

  b.
  the number of securities owned by each such person at the time of this offering; and

  c.
  the number of shares of common stock such person will own after the completion of this offering.

        The column "Shares Owned After the Offering" gives effect to the sale of all the shares of common stock being offered by this prospectus.

		Shares Owned Prior To The Offering		Shares Owned After The Offering
Selling Stockholder	No. of Shares Offered
		Number	Percentage	Number	Percentage
Winthrop Venture Management, Inc.(1)	344,250	2,295,000	37.8%	1,950,750	32.1%
Lady Jean Charters, Inc.(2)	344,250	2,295,000	37.8%	1,950,750	32.1%
Scott W. Bodenweber	76,500	510,000	8.4%	433,500	7.1%
Thomas E. Lindner	4,000	4,000	*	0	0%
Harris W. Hudson	2,000	2,000	*	0	0%
Bonnie J. Hudson	2,000	2,000	*	0	0%
William K. Bodenweber, Jr.	2,000	2,000	*	0	0%
Catherine M. Bodenweber	2,000	2,000	*	0	0%
Kristen K. Bodenweber	2,000	2,000	*	0	0%
Holly Bodenweber	2,000	2,000	*	0	0%
Ronald J. Shannon	2,000	2,000	*	0	0%
Starr Shannon	2,000	2,000	*	0	0%
Reva Fletcher	2,000	2,000	*	0	0%
Brian C. Tansey	2,000	2,000	*	0	0%
Patsy Ann Gable	2,000	2,000	*	0	0%
Winthrop Trust	2,000	2,000	*	0	0%
Dorothy M. Weaks	2,000	2,000	*	0	0%
Mark R. Shannon	2,000	2,000	*	0	0%
Alexa M. Shannon	2,000	2,000	*	0	0%
Peter Wright	2,000	2,000	*	0	0%
Mary Wright	2,000	2,000	*	0	0%
Peter W. Mettler	2,000	2,000	*	0	0%
Tim Huizenga	2,000	2,000	*	0	0%
Peter H. Huizenga III	4,000	4,000	*	0	0%
Penina Shannon	2,000	2,000	*	0	0%
Earl T. Shannon	70,400	458,000	7.5%	387,600	6.4%
Alpine Mercantile, Inc.(1)	2,000	2,000	*	0	0%
ESHA, Inc.(1)	2,000	2,000	*	0	0%
Don Marcos Trading Co.(1)	2,000	2,000	*	0	0%
Steven W. Hudson	70,400	458,000	7.5%	387,600	6.4%

Briland Properties, Inc.(3)(4)	2,000	2,000	*	0	0%
Mustang Properties, Inc.(4)	2,000	2,000	*	0	0%
Dunmore Properties Ltd.(3)(4)	2,000	2,000	*	0	0%
TOTAL:	965,800	6,076,000	100%	5,110,200	84%

*less than 1%.

(1)
Earl T. Shannon is the principal of Winthrop Venture Management, Inc., Alpine Mercantile, Inc., Don Marcos Trading Co., and ESHA, Inc.

(2)
Steven W. Hudson is the principal of Lady Jean Charters, Inc.

(3)
Briland Properties, Inc. is the general partner of Dunmore Properties, Ltd.

(4)
The principals of Briland Properties, Inc., Mustang Properties, Inc. and Dunmore Properties, Ltd. are Holly Bodenweber and Steven W. Hudson. Holly Bodenweber is married to Scott W. Bodenweber and is the sister of Steven W. Hudson.

PLAN OF DISTRIBUTION

        The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may offer and sell the shares from time in negotiated transactions at the $0.25 per share. In the event that our shares become quoted on the Over-the-Counter Bulletin Board system, non-affiliated selling stockholders may sell their shares at then-prevailing prices or in privately negotiated transactions.

        The following selling stockholders are our affiliates: Winthrop Venture Management, Inc., Lady Jean Charters, Inc., Earl T. Shannon, Scott W. Bodenweber, Holly Bodenweber, Alpine Mercantile, Inc., ESHA, Inc., Don Marcos Trading Co., Steven W. Hudson, Briland Properties, Inc., Mustang Properties, Inc., Dunmore Properties Ltd. They are "underwriters" of this offering within the meaning of the Securities Act and must sell their shares at $0.25 per share for the duration of this offering, regardless of whether or not our shares are quoted on a securities market.

        The selling stockholders may sell their shares through registered broker-dealers by one or more of, or a combination of, the following methods:

          a.    purchase by a broker-dealer as principal and resale by such broker-dealer for its own account through this prospectus; and

          b.    ordinary brokerage transactions and transactions in which the broker solicits purchasers. In addition, any shares that qualify for sale under Rule 144 may be sold under Rule 144 rather that through this prospectus. In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

SHARES ELIGIBLE FOR FUTURE SALE

        We have no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the market price of our common stock. Upon completion of this offering, we will have 6,076,000 outstanding shares of common stock.

        All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act. If shares are purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act, their sales of shares would be subject to the limitations and restrictions that are described below.

        All of the remaining shares of common stock outstanding were issued and sold by us in reliance on an exemption from the registration requirements of the Securities Act and will become eligible for sale in the public market pursuant to Rule 144 as described below.

Relevant Dates	Approximate Shares Eligible for Future Sale	Comment
On the date of this prospectus	965,800	Freely tradable shares sold in this Offering
Pursuant to Rule 144	5,110,200	Shares saleable under Rule 144

Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of common stock then outstanding, which will equal approximately 60,800 shares immediately after this offering; or

  •
  the average weekly trading volume of the common stock on the Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

        Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice filing, and the availability of current public information about us.

Rule 144(K)

        Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

LEGAL MATTERS

        The validity of the common stock offered by this prospectus will be passed upon for us by Oswald & Yap, a professional corporation, Irvine, California.

EXPERTS

        Our financial statements. included in this prospectus to the extent and for the periods indicated in their report, have been audited by Stonefield Josephson, Inc., Santa Monica, California, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

WHERE YOU CAN FIND MORE INFORMATION ABOUT NUCOTEC, INC.

        We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to our common stock and us, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee or for free at the Commission's website, www.sec.gov. Information regarding the operation of the Public Reference Room may be obtained by calling the Commission at 1(800) SEC-0330. The Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov. Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance with the requirements of the Securities Exchange Act will file periodic reports, proxy statements, and other information with the Securities and Exchange Commission. These periodic reports, proxy statements, and other information will be available for inspection and copying at the regional offices, public reference facilities and Web site of the Securities and Exchange Commission referred to above.

        Until 90 days after the commencement of the offering, all dealers that buy, sell or trade shares, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

NUCOTEC, INC.

CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2001 AND 2000

CONTENTS

Page
Independent Auditors' Report	F-1
Consolidated Financial Statements:
Consolidated Balance Sheets	F-2
Consolidated Statements of Income (Operations)	F-3
Consolidated Statement of Stockholders' Equity (Deficit)	F-4
Consolidated Statements of Cash Flows	F-5
Notes to Consolidated Financial Statements	F-6 - 9

INDEPENDENT AUDITORS' REPORT

Board of Directors
Nucotec, Inc.
Fort Lauderdale, Florida

        We have audited the accompanying consolidated balance sheet of Nucotec, Inc. as of December 31, 2001 and the related statements of income (operations), stockholders' equity and cash flows for the two years in the period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nucotec, Inc. as of December 31, 2001, and the results of its operations and its cash flows for the years in the period then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California
May 21, 2002

NUCOTEC, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2002	December 31, 2001
	(unaudited)	(audited)
ASSETS
Current assets:
Cash	$1,437	$29,970
Accounts receivable	—	525
Inventory	197	—
Other current assets	414	—

Total current assets	$2,048	$30,495

LIABILITIES AND STOCKHOLDERS' EQUITY/(DEFICIT)
Current liabilities—
accounts payable and accrued expenses	$7,004	$3,920

Stockholders' equity/(deficit):
Common stock; $.001 par value; 10,000,000 shares authorized; 6,076,000 shares issued and outstanding	6,076	6,076
Additional paid-in capital	17,424	17,424
Accumulated deficit	(28,456)	3,075

Total stockholders' equity/(deficit)	(4,956)	26,575

	$2,048	$30,495

See accompanying independent auditors' report and notes to financial statements.

NUCOTEC, INC.

CONSOLIDATED STATEMENTS OF INCOME (OPERATIONS)

	Nine months ended September 30, 2002	Nine months ended September 30, 2001	For the year ended December 31, 2001	For the year ended December 31, 2000
	(unaudited)	(unaudited)	(audited)	(audited)
Net revenue	$4,944	$12,343	$14,834	$9,079
Operating expenses	36,475	5,498	10,425	7,009

Net income (loss)	$(31,531)	$6,845	$4,409	$2,070

Weighted average number of common shares outstanding—basic and diluted	6,076,000	912,000	2,219,000	912,000

Net income (loss) per share	$(0.01)	$0.01	$0.00	$0.00

See accompanying independent auditors' report and notes to financial statements.

NUCOTEC, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

	Common Stock
			Additional paid-in capital	Accumulated deficit	Total stockholders' deficit
	Shares	Amount
Shares issued to founders at inception, restated for business combination	912,000	$912	$1,488	$(3,404)	$(1,004)
Net income for the year ended December 31, 2000				2,070	2,070

Balance at December 31, 2000	912,000	912	1,488	(1,334)	1,066
Issuance of shares to founders of Nucotec	5,100,000	5,100	—	—	5,100
Issuance of shares from private placement of common stock	64,000	64	15,936	—	16,000
Net income for the year ended December 31, 2001				4,409	4,409

Balance at December 31, 2001 (audited)	6,076,000	6,076	17,424	3,075	26,575
Net loss for the nine months ended September 30, 2002 (unaudited)				(31,531)	(31,531)

Balance at September 30, 2002 (unaudited)	6,076,000	$6,076	$17,424	$(28,456)	$(4,956)

See accompanying independent auditors' report and notes to financial statements.

NUCOTEC, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended September 30, 2002	Nine months ended September 30, 2001	For the year ended December 31, 2001	For the year ended December 31, 2000
	(unaudited)	(unaudited)	(audited)	(audited)
Cash flows provided by (used for) operating activities:
Net income (loss)	$(31,531)	$6,845	$4,409	$2,070

Changes in assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	525	(12,350)	(525)	—
Inventory	(197)	8	—	—
Other current assets	(414)	(252)	—	—
Increase (decrease) in liabilities—
accounts payable and accrued expenses	3,084	11,571	458	(79)

Total adjustments	2,998	(1,023)	(67)	(79)

Net cash provided by (used for) operating activities	(28,533)	5,822	4,342	1,991

Cash flows provided by financing activities—
issuance of common stock	—	—	21,100	—

Net increase (decrease) in cash	(28,533)	5,822	25,442	1,991
Cash, beginning of period/year	29,970	4,528	4,528	2,537

Cash, end of period/year	$1,437	$10,350	$29,970	$4,528

NUCOTEC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2001 AND 2000

(1) Summary of Significant Accounting Policies:

  Business Activity:

        Nucotec, Inc. and its subsidiary, Salty's Warehouse, Inc. (collectively the "Company") sell various home and automobile electronic equipment, computer accessories and supplies to the general public through its website—http://www.saltyswarehouse.com.

  Organization:

        Nucotec, Inc. was incorporated in the State of Nevada on October 8, 2001.

  Plan of Reorganization:

        During May 2002, Nucotec, Inc. ("Nucotec") entered into a plan of reorganization, whereby, Nucotec issued 912,000 shares of its common stock in exchange (the "Exchange") for 80% of the outstanding common stock of Salty's Warehouse, Inc. ("Salty's), a Florida Corporation. The two principal shareholders of Nucotec immediately prior to the Exchange, were Winthrop Venture Management, Inc. and Lady Jean Charters, Inc. These two principal shareholders also had majority management and voting control of Salty's, by virtue of common ownership, prior to the Exchange. After the Exchange, the majority shareholders of Winthrop Venture Management, Inc. and Lady Jean Charters, Inc. maintained significant control of the combined entities. As such, this business combination has been accounted for as a reorganization of companies under common control in a manner similar to a pooling of interest, whereby the carrying value of the net assets of Salty's was transferred to Nucotec, pursuant to Statement of Financial Accounting Standards No. 141—"Business Combinations."

        The accompanying consolidated financial statements have been restated to present the financial information of the combined entities as of the beginning of the earliest period presented. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Interim Financial Statements:

        The accompanying consolidated financial statements include all adjustments (consisting of only normal recurring accruals), which are, in the opinion of management, necessary for a fair presentation of the results of operations for the periods presented. Interim results are not necessarily indicative of the results to be expected for a full year. The financial statements should be read in conjunction with the audited financial statements included in the Form SB-2/A, to be filed on or around December 27, 2002.

  Use of Estimates:

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition:

        The Company accounts for revenues pursuant to SAB 101—"Revenue Recognition" and EITF 99-19—"Reporting Revenue Gross as a Principal versus Net as an Agent." Net revenue as an agent, from the sale of products (consisting primarily of automobile electronic equipment, home electronics, computer accessories and supplies) are recognized when title to the products are transferred to the customer (product shipment) and only when no further contingencies or material performance obligations are warranted and, thereby, have earned the right to receive and retain reasonably assured payments.

  Cash:

        For purposes of the statement of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations.

  Other Comprehensive Income:

        Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), established new rules for the reporting and display of comprehensive loss and its components, which requires unrealized gains or losses on the Company's available for sale securities, currency translation adjustments and minimum pension liability to be included in other comprehensive income. Other comprehensive income consisted only of net income (loss).

  Net Income (Loss) Per Share:

        Net income (loss) per share has been computed using the weighted average number of common shares outstanding during 2001 and 2000. There were no common stock equivalents.

  Income Taxes:

        The Company uses the asset and liability approach to measure temporary differences in accounting for income taxes. Temporary differences arise from differences in the timing of revenue and expense recognition for financial reporting and income tax return purposes and are measured using the currently enacted tax rates and laws. The principal temporary difference as of December 31, 2001 is the federal net operating loss carryforward of $7,500, which if not utilized, will start to expire in 2021. A deferred asset has been included in the balance sheet as of December 31, 2001 provided and offset by a valuation allowance account, because its utilization does not appear to be reasonably assured.

  Recent Accounting Pronouncements:

        In July 2001, the FASB issued SFAS No. 141 "Business Combinations." SFAS No. 141 supersedes Accounting Principles Board ("APB") No. 16 and requires that any business combinations initiated after June 30, 2001 be accounted for as a purchase; therefore, eliminating the pooling-of-interest method defined in APB 16. The statement is effective for any business combination initiated after June 30, 2001 and shall apply to all business combinations accounted for by the purchase method for which the date of acquisition is July 1, 2001 or later.

        In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangibles." SFAS No. 142 addresses the initial recognition, measurement and amortization of intangible assets acquired individually or with a group of other assets (but not those acquired in a business combination) and addresses the amortization provisions for excess cost over fair value of net assets acquired or intangibles acquired in a business combination. The statement is effective for fiscal years beginning after December 15, 2001, and is effective July 1, 2001 for any intangibles acquired in a business combination initiated after June 30, 2001. The Company is evaluating the accounting effect, if any, arising from the recently issued SFAS No. 142, "Goodwill and Other Intangibles" on the Company's financial position or results of operations.

        In October 2001, the FASB recently issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires companies to record the fair value of a liability for asset retirement obligations in the period in which they are incurred. The statement applies to a company's legal obligations associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, and development or through the normal operation of a long-lived asset. When a liability is initially recorded, the company would capitalize the cost, thereby increasing the carrying amount of the related asset. The capitalized asset retirement cost is depreciated over the life of the respective asset while the liability is accreted to its present value. Upon settlement of the liability, the obligation is settled at its recorded amount or the company incurs a gain or loss. The statement is effective for fiscal years beginning after June 30, 2002. The Company does not expect the adoption of SFAS No. 143 to have a material impact on the Company's financial position or results of operations. In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". Statement 144 addresses the accounting and reporting for the impairment or disposal of long-lived assets. The statement provides a single accounting model for long-lived assets to be disposed of. New criteria must be met to classify the asset as an asset held-for-sale. This statement also focuses on reporting the effects of a disposal of a segment of a business. This statement is effective for fiscal years beginning after December 15, 2001. The Company does not expect the adoption of SFAS No. 144 to have a material impact on the Company's financial position or results of operations.

        In April 2002, the FASB issued Statement No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This Statement rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt", and an amendment of that Statement, FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements" and FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers". This Statement amends FASB Statement No. 13, "Accounting for Leases", to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The Company does not expect the adoption of SFAS No. 145 to have a material impact on the Company's financial position or results of operations.

(2) Stockholders' Equity/(Deficit):

        On October 8, 2001, Nucotec issued 5,100,000 shares at the Company's common stock to three founding shareholders of Nucotec, Inc. and has presented in the financial statements as if it had occurred at the beginning of the earliest period presented.

  Private Placement:

        On October 28, 2001, the Company initiated a private placement offering (the "Private Placement") of 64,000 shares of the Company's common stock at an offering price of $0.25 per share. The Private Placement was exempt from the registration provisions of the Securities and Exchange Commission Act of 1933 and Rule 504 of Regulation D. Net proceeds amounted to $16,000.

  Plan of Reorganization:

        During May 2002, Nucotec, Inc. ("Nucotec") entered into a plan of reorganization, whereby Nucotec issued 912,000 shares of its common stock in exchange (the "Exchange") for 80% of the outstanding common stock of Salty's Warehouse, Inc., ("Salty's") a Florida Corporation.

        There were no other equity-related securities issuable or issued, granted or outstanding.

(3) Net Revenue:

        A summary of net revenue by product category, for the years ended December 31, are as follows:

	2001	2000
Home electronics	$58,780	$25,111
Automobile electronics	23,068	18,779
Computer supplies and accessories	5,363	15,966

Subtotal	87,211	59,856
Less cost of revenue	72,377	50,777

Net revenue as an agent	$14,834	$9,079

See accompanying independent auditors' report.

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OFFINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
SHARES ELIGIBLE FOR FUTURE SALE
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION ABOUT NUCOTEC, INC.
NUCOTEC, INC. CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2001 AND 2000
CONTENTS
INDEPENDENT AUDITORS' REPORT
NUCOTEC, INC. CONSOLIDATED BALANCE SHEETS
NUCOTEC, INC. CONSOLIDATED STATEMENTS OF INCOME (OPERATIONS)
NUCOTEC, INC. CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
NUCOTEC, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
NUCOTEC, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2001 AND 2000